Exhibit 10.2

GIGA-TRONICS INCORPORATED

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into by and between Lutz P. Henckels (“Employee”) and Giga-tronics Incorporated, a California corporation (the “Company”), effective as of May __, 2020 (the “Effective Date”). This Agreement amends and restates in its entirety the Severance Agreement dated April 11, 2019 by Employee and the Company and supersedes any other agreement providing similar benefits between Employee and the Company.

RECITALS

1.     It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.

2.     The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.

3.     The Board believes that it is imperative to provide Employee with certain benefits upon Employee’s termination of employment without cause or, following a Change of Control, for good reason. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company.

4.     Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.     Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.     At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and Employee (an “Employment Agreement”). If Employee’s employment terminates for any reason, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, including any payments or benefits Employee would otherwise be entitled to under his Employment Agreement, if any.

3.     Termination Benefits.

(a)     Involuntary Termination other than for Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control. If, prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) without Employee’s consent and for a reason other than (x) Cause, (y) Employee becoming Disabled or (z) Employee’s death, (any such termination, an “Involuntary Termination”) and Employee signs, delivers and does not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and such Release become irrevocable (the date when Release becomes irrevocable, “Release Date”) within 60 days following termination date (“Release Period”), then following such termination of employment, or, if later, the effective date of the Release, Employee will receive the following payments and other benefits from the Company:

(i)     Severance. Subject to Section 9(a), Employee will be entitled to receive continued payments of Employee’s base salary (as in effect immediately prior to such termination) for a period of twelve (12) months (the “Severance Period” and such payments, “Severance Payments”), less applicable withholding payable in accordance with the Company’s normal payroll policies. Notwithstanding the foregoing, Severance Payments shall commence to be paid immediately following Release Date (provided if the Release Period spans two calendar years, immediately following January 1 of the second calendar year, if later than Release Date), with the first payment containing all of the Severance Payments which should have been paid prior to such date but were not paid. Notwithstanding the foregoing and except as provided by the following sentence, if during the Severance Period Employee breaches the covenants in Section 6 or in the Release and, if applicable, his Change in Control Non-Competition Agreement (a “Breach”), all payments pursuant to this subsection will immediately cease effective as of the first date of a Breach of the applicable covenants (the “Breach Date”). Notwithstanding the preceding sentence, if payment of the severance amounts is delayed in accordance with Section 9(a) of this Agreement, the Company’s obligation to make Severance Payments to Employee during the Severance Period shall not terminate pursuant to the preceding sentence (i.e., upon the Breach Date) with respect to any Severance Payments that have been accrued prior to the Breach Date in accordance with Section 9(a) of this Agreement and such accrued Severance Payments shall be paid in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment (or such earlier date as provided in Section 9(a) of this Agreement).

(ii)     Continued Employee Benefits. During the Severance Period, the Company will reimburse Employee for employee’s portion of premiums paid for the continuation of benefits Employee timely elects pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee and Employee’s eligible spouse under the Company’s Benefit Plans; provided, however, that if during such period Employee commits a Breach, all Company reimbursements pursuant to this subsection will immediately cease. Employee will be solely responsible for electing such continuation coverage for Employee and Employee’s eligible spouse.

(b)     Involuntary Termination other than for Cause, Death or Disability or Termination for Good Reason within Twelve Months of a Change of Control. If within twelve (12) months following a Change of Control (A) Employee terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (B) the Company (or any parent or subsidiary of the Company) terminates Employee’s employment without Employee’s consent and for any reason other than (x) Cause, (y) Employee becoming Disabled or (z) Employee’s death (any such termination pursuant to (A) or (B), a “Change of Control Termination”), (i) Employee shall be entitled to receive the same payment and benefits (and under the same terms) as are provided under Section 3(a), provided that the Severance Period shall be 15 months, instead of 12 months and (ii) 100% of the unvested shares subject to all of Employee’s Options, 100% of the unvested shares subject to all of Employee’s restricted stock units (“RSUs”) and 100% of any of Employee’s shares of Company common stock subject to restrictions (the “Restricted Stock”) whether acquired by Employee on, before or after the date of this Agreement, will immediately vest upon such termination.

(c)     Accrued Rights. Upon any termination of employment, Employee will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements. Employee will also receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)). With respect to all of Employee’s options (the “Options”) to purchase Company common stock outstanding on the date of such termination (whether granted on, before or after the date of this Agreement), Employee will have the period following such termination of employment to exercise such Options that is specified in the applicable equity plans, if any, under which the Options were granted and in any applicable agreements between the Company and Employee. In all other respects, such Options will continue to be subject to the terms and conditions of the stock plans, if any, under which they were granted and any applicable agreements between the Company and Employee. It is specifically understood that if Employee commits a Breach, as defined below, all Options will immediately be forfeited and Employee will have no further rights with respect to the Options.

(d)     Exclusive Remedy. In the event of a termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled (including any contrary provisions in the Employment Agreement), whether at law, tort or contract, in equity, or under this Agreement. Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

4.     Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s payments and benefits under this Agreement or any other plan or agreement to which Employee is a party (“Payments”) will be either:

(a)     delivered in full, or

(b)     delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by Armanino LLP or by a nationally recognized accounting firm (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.     Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)     Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Employee’s termination of employment provide Employee and/or Employee’s eligible spouse with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Employee and Employee’s eligible spouse with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Employee and Employee’s eligible spouse immediately prior to Employee’s termination of employment.

(b)     Cause. “Cause” means (i) a willful failure by Employee to substantially perform Employee’s duties as an employee, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Employee that constitutes gross misconduct and that is injurious to the Company, (iii) circumstances where Employee willfully imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties, (iv) a material and willful violation by Employee of a federal or state law or regulation applicable to the business of the Company that is injurious to the Company, or (v) Employee’s conviction or plea of guilty or no contest to a felony, which the Company reasonably believes has or will negatively reflect on the Company’s business or reputation. No act or failure to act by Employee will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(c)      Change of Control. “Change of Control” means the occurrence of any of the following:

(i)     the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), entity or group of persons acting in concert;

(ii)     any person or group of persons (as defined in Rule 13d-5 under the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(iii)     a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv)     a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, as defined below, a Change of Control shall be deemed to have occurred with respect to this Agreement only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Code Section 409A.

(d)     Disability. “Disability” and “Disabled” will mean that Employee has been unable to perform the principal functions of Employee’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Employee has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(e)      Good Reason. “Good Reason” means the occurrence of any of the following without the Employee’s consent: (i) a material diminution in Employee’s base salary, except for reductions that are in proportion to any salary reduction program approved by the Board that affects a majority of the senior Employees of the Company; (ii) a requirement that Employee report to a corporate officer or employee that is not a corporate officer or employee of the Company as of the date of this Agreement, instead of reporting directly to the Board; (iii)  a material change in the geographic location at which Employee must perform his services of not less than fifty (50) miles from the Company’s primary place of business immediately prior to such relocation; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement in each case which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice from Employee, which must be given by Employee within ninety (90) days of the event alleged to constitute Good Reason. For termination to constitute resignation for Good Reason, Employee must resign within 30 days following expiration of such cure period.

6.     Non-Solicitation. For a period beginning on the Effective Date and ending twelve (12) months after Employee ceases to be employed by the Company (the “Non-Solicitation Period”), Employee, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) use any of the Company’s trade secrets to directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company; provided, however, that the Non-Solicitation Period shall end fifteen (15) months after Employee ceases to be employed by the Company in the event Employee’s employment is terminated pursuant to a Change of Control Termination.

7.     Successors.

(a)     The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)     The Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.     Notice.

(a)     General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)     Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9.     Miscellaneous Provisions.

(a)     Code Section 409A. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(b)     No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(c)     Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)     Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e)     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) the Employment Agreement). No future agreements between the Company and Employee may supersede this Agreement, unless they are in writing and specifically mention this Agreement. With respect to equity awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement, which provision must include a reference to this Agreement.

(f)     Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

(g)     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)      Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

GIGA-TRONICS INCORPORATED

By:
Name:	John R. Regazzi
Title:	President and Chief Executive Officer

EMPLOYEE

Lutz P. Henckels